Exhibit 99

DOMINION ENERGY, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2025
(millions, except per share amounts)
Operating Revenue	$15,227

Operating Expenses	11,299

Income from operations	3,928

Other income (expense)	927

Interest and related charges	1,834

Income from continuing operations including noncontrolling interest before income tax expense	3,021

Income tax expense	463

Net Income From Continuing Operations Including Noncontrolling Interest	2,558

Net Income (Loss) From Discontinued Operations Including Noncontrolling	(18)
Interest

Net Income Including Noncontrolling Interests	2,540

Noncontrolling Interests	47

Net Income Attributable to Dominion Energy	$2,493

Amounts attributable to Dominion Energy
Net income from continuing operations	$2,511
Net income (loss) from discontinued operations	(18)
Net income attributable to Dominion Energy	$2,493

EPS – Basic
Net income from continuing operations	$2.90
Net income (loss) from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$2.88

EPS – Diluted
Net income from continuing operations	$2.90
Net income (loss) from discontinued operations	(0.02)
Net income attributable to Dominion Energy	$2.88

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended June 30, 2025
(millions)
Operating Revenue	$10,686

Operating Expenses	7,537

Income from operations	3,149

Other income (expense)	201

Interest and related charges	949

Income before income tax expense	2,401

Income tax expense	375

Net Income Including Noncontrolling Interests	$2,026

Noncontrolling Interests	47

Net Income Attributable to Virginia Power	$1,979